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                              EXHIBIT 1 A (3) (a)

                         DISTRIBUTION AGREEMENT BETWEEN
                   CONNECTICUT GENERAL LIFE INSURANCE COMPANY
                                      AND
                         CIGNA FINANCIAL ADVISORS, INC.
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                        PRINCIPAL UNDERWRITING AGREEMENT

AGREEMENT made as of this _____day of _________, 1995 by and between Connecticut General Life Insurance Company, a Connecticut Corporation ("CG"), on its own behalf and on behalf of CG Variable Life Insurance Separate Account A ("Account"), and CIGNA Financial Advisors, Inc., a Connecticut corporation ("CFA"),

                                  WITNESSETH:

      WHEREAS, the Account was established under authority of a resolution of CG's Board of Directors on May 22, 1995, in order to set aside and invest assets attributable to certain variable life insurance policies ("Policies") issued by CG;

      WHEREAS, CG has registered the Account under the Investment Company Act of 1940 and has registered the Policies under the Securities Act of 1933;

      WHEREAS, CFA is registered as a broker/dealer with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 and is a member of the National Association of Securities Dealers, Inc. ("NASD");

      WHEREAS, CG and the Account desire to have Policies sold and distributed through CFA and CFA is willing to sell and distribute such Policies under the terms stated herein; and

      WHEREAS, CFA may desire to appoint CG, the issuer of the Policies , as its agent to receive money in connection with the Policies and perform other services.



      NOW THEREFORE, in consideration of the forefoing and the covenants hereinafter contained, CG and CFA agree as follows:

1.    Underwriter.  CG hereby appoints CFA as Principal Distributor of the
      Policies during the term of this Agreement.   CG reserves the right,
      however, to refuse at any time or times to sell any Policies hereunder for any reason, and CG maintains ultimate responsibility for Policy underwriting.

2. Undertakings Regarding Sales. CFA shall use reasonable efforts to sell the Policies but does not agree hereby to sell any specific number of Policies and shall be free to act as underwriter of other securities.
      All premiums for Policies shall be held in a fiduciary capacity and remitted promptly (and in any event within 30 days or such shorter period as may be required by federal Securities law) in full together with such application, forms and any other required documentation to CG and CFA hereby appoints CG as agent of CFA to receive such premiums on CFA's
      behalf.   Checks or money orders in payment of premiums shall be drawn to the order of "Connecticut General Life Insurance Company". CFA agrees to offer the Policies for sale in accordance with the prospectus therefor
      then in effect.   CFA is not authorized to give any
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      information or to make any representations concerning the Policies other than those contained in the then current prospectus therefor filed with the SEC or in such sales literature as may be authorized by CG. CG shall review and approve all advertising concerning the Policies.


3. Compliance. In connection with the sale of the Policies, CFA shall conform to the Rules of Fair Practice of the NASD, or any successor entity to the NASD, and the securities laws of any jurisdiction in which it sells, directly or indirectly, any Policies. CFA shall take reasonable steps to ensure that its associated persons sell Policies to
      persons for whom the Policy is suitable.   CFA agrees to make timely
      filings with the SEC, the NASD, or any successor entity to the NASD, and such other regulatory authorities as may be required of any sales literature relating to the Policies and intended for distribution to
      prospective investors.   CFA also agrees to furnish to CG sufficient
      copies of any agreements or plans it intends to use in connection with any sales of Policies and to obtain CG's approval in advance of using such agreements or plans. CFA further agrees to provide information or reports with respect to its services hereunder pursuant to request by any regulatory authority having jurisdiction with respect thereto, in order that such regulatory authority may ascertain whether CG's variable life insurance operations are being conducted in a manner consistent with applicable laws and regulations.

4. Registration and Qualification of Policies. CG agrees to execute such papers and to do such acts and things as shall from time-to-time be reasonably requested by CFA for the purpose of qualifying and maintaining qualifications of the Policies for sale under applicable state law and for maintaining the registration of the Account and interests therein under the federal Securities Act of 1933 and the federal Investment Company Act of 1940, as amended; to the end that there will be available for sale from time-to-time such amount of the Policies as CFA, and any independent broker-dealers contracting with CFA and CG, may reasonably be expected to sell. CG shall advise CFA promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Account, or rights to offer the Policies for sale, and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the registration statement or prospectus in order to make the statements therein not misleading.

5. CFA Independent Contractor. CFA shall be an independent contractor. CFA is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agent or employees. CFA assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder. All persons selling Policies shall be duly licensed as insurance producers pursuant to applicable state laws, and CG shall have responsibility for arranging for such licensing.
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      CFA and CG may, jointly, enter into consulting and/or wholesaling agreements with broker-dealer/distributors to obtain assistance in locating independent broker-dealers who are willing to enter into sales agreements for the sale of the Policies. In addition CFA and CG may, jointly, enter into sales agreements with other independent broker-dealers for the sale of Policies.

      Notwithstanding the above, CG expressly reserves to itself the ultimate responsibility and authority for direction and control of the underwriting services provided hereunder and ultimate control over who markets the Policies; including the ultimate right to appoint agents and broker-dealers selling Policies, and to terminate an agent and/or broker-dealer, once appointed.

6. Expenses Paid by CG. While CFA continues to act as agent of CG to obtain subscriptions for and to sell Policies, and provided CFA receives no commission for the sale of the Policies, CG shall pay the following:

      (a) all expenses of printing and distributing any prospectus for use in offering the Policies for sale, and all other copies of any such prospectus used by CFA in meeting its obligations as a registered broker-dealer and

      (b) all other expenses of advertising and of preparing, printing or distributing all other literature or material for use in connection with offering the Policies for sale.

7. Interests in and of CFA. It is understood that any of the policyholders, directors, officers, employees and agents of CG may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, CFA, any affiliated person of CFA, any organization in which CFA may have an interest or any organization which may have an interest in CFA; that CFA, any such affiliated person or any such organization may have an interest in CG; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the Articles of Incorporation or By-Laws of CG and CFA respectively, or by specific provision of applicable law.

8.    Compensation for Sales of Policies and Appointment of CG as Agent of CFA.

      (a) For sales of the Policies by associated persons of CFA and the continuing obligations of CFA set forth herein, CG shall pay to the associated persons of CFA on behalf of CFA the commissions set forth in Schedule A to this Agreement, as such Schedule may be amended from time-to-time. For Policies sold under agreements that CFA enters into with other broker-dealers on behalf of CFA, CG shall pay the commissions set forth in Schedule B to this Agreement, as such Schedule may be amended from time-to-time.

      (b)   CG agrees to maintain all required books of account and related
      financial records on behalf of CFA.   All such books and records shall be
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      maintained and preserved pursuant to Rules 17a-3 and 17a-4 under the
      Securities Exchange Act (or the corresponding provisions of any future federal securities laws or regulations). In addition, CG agrees to maintain records of all sales commissions paid to the associated persons of CFA and any other broker-dealers pursuant to paragraph (a) above for
      the sale of the Policies.   All such books and records shall be owned by
      and under the control of CG.   CG also agrees to send to CFA's customers
      all required confirmations of customer transactions, and on behalf of CFA to pay all sales commissions due and payable to the associated persons of CFA and/or to other broker-dealers duly authorized by CFA to sell the Policies.

9.    Indemnification.

      (a) CG agrees to indemnify and hold harmless CFA and each director or officer thereof and each person, if any, who is associated with CFA within the meaning of the Securities Exchange Act of 1934 against any and all loss, liability, claims, damage, and expenses whatsoever (including any and all expenses reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim whatsoever) arising out of any untrue or alleged untrue registration statement, or sales material relating to the Policies prepared by CG or supplied to CFA by CG or in any application ("application") filed in any state in order to qualify the same for sale or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

      (b) CFA agrees to indemnify and hold harmless CG and each director or officer thereof, and each person, if any who controls CG within the meaning of the Securities Act of 1933, its agents, subsidiaries and employees, against any and all loss, liability, claims, damages, and expense whatsoever (including but not limited to any and all expenses reasonably incurred in investigating or defending against any litigation commenced or threatened or any claim whatsoever) arising out of any untrue or alleged untrue statement or representations made (except as such statements may be made in reliance on the prospectus, registration statement and sales material supplied by CG), the failure to deliver a currently effective prospectus (provided that CFA shall be entitled to rely on representations by CG as to which prospectus is currently effective at any point in time and CFA shall not be liable for delivering a prospectus that is not currently effective at the time of delivery thereof due to a misrepresentation of the currency thereof by CG or other failure by CG to notify CFA that such prospectus was no longer effective) or the use of any unauthorized sales literature by CFA (or its employees or associated persons), in connection with the sale of the Policies.

      (c) Promptly after receipt by an indemnified party under this section of notice of the commencement of any such litigation or claim, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this section, notify the indemnifying part of the
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      commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability, which it may have to any
      indemnified party otherwise than under this Section.   In case any such
      litigation or claim is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than the reasonable cost of investigation.

10. Liability. Each party shall be liable for its own misconduct and negligence hereunder.

11. Effective Date and Termination. This Agreement shall become effective as of the date of its execution and delivery, and:

      (a) shall continue in force from year-to-year thereafter, subject to prior termination as provided herein;

      (b) may at any time be terminated on sixty days' written notice to CFA by CG;

      (c) may at any time be terminated by CG if CFA fails to perform in a satisfactory manner;

      (d) shall terminate automatically in the event of its assignments by CFA and shall not be assignable by CG except with written consent of CFA.

      (e)   may be terminated by CFA on sixty days' written notice to CG.

      Termination of this agreement pursuant to this section shall be without payment of any penalty. In the event of termination for any reason, CG shall retain all records relating hereto, free from any claim or retention of rights by CFA.

12. Confidentiality. CFA agrees not to disclose or use any records or information obtained hereunder in any manner whatever except as expressly authorized herein, and will keep confidential any information obtained pursuant hereto, and disclose such information only if CG has authorized such disclosure, or if such disclosure is expressly required by applicable state or federal regulatory authorities.

13. Amendment. This Agreement may be amended only by mutual consent of the parties by an instrument in writing.
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14.   Applicable Law and Liabilities.  This Agreement is executed and delivered in the State of Connecticut and shall be governed by and construed in accordance with the laws of Connecticut. All sales hereunder are to be made, and title to the Policies shall pass, in Bloomfield, Connecticut.

This Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the Investment Company Act of 1940. To the extent that any provisions hereunder contained conflict with any applicable provisions of law, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Connecticut General Life Insurance Company


BY:
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CIGNA Financial Advisors, Inc.


BY:
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